Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact at Neurocrine Biosciences
Claudia Woodworth
(858) 617-7600
NEUROCRINE BIOSCIENCES REPORTS FIRST QUARTER 2008 RESULTS
San Diego, CA, April 30, 2008- Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced its financial results for the quarter ended March 31, 2008. For the first quarter of 2008, the Company reported a net loss of $21.1 million, or $(0.55) per share compared with a net loss of $25.7 million, or $(0.68) per share, for the same period in 2007.
Revenues for the first quarter of 2008 were $1.8 million compared with $0.1 million for the same period last year. The increase in revenues is primarily due to revenues recognized in 2008 under collaboration agreements with GlaxoSmithKline (GSK) and Dainippon Sumitomo Pharma Co. Ltd (DSP). During the first quarter of 2008, the Company recognized $1.0 million in milestone revenue from GSK for clinical advancements relating to the company’s CRF drug candidate and $0.7 million in license fee revenue from DSP for Japanese rights to indiplon.
Research and development expenses decreased to $14.2 million during the first quarter of 2008 compared with $19.1 million for the same period in 2007. The decrease in research and development expenses is primarily due to cost savings related to our restructuring in the fourth quarter of 2007.
General and administrative expenses were $8.3 million for the first quarter of 2008 and $8.3 million during the same period last year. The Company incurred $2.2 million in restructuring charges during the first quarter of 2008. This cost was offset by cost savings related to the restructuring that was enacted in the fourth quarter of 2007.
The Company’s balance sheet on March 31, 2008 reflected total assets of $243.9 million, including cash, cash equivalents, and marketable securities of $149.7 million compared with balances at December 31, 2007 of $276.7 million and $179.4 million, respectively. The Company expects to end 2008 with in excess of $100 million in cash and marketable securities.
“We have made significant strides in moving our GnRH program forward with three active Phase II clinical trials underway, a substantially complete preclinical package, as well as completing a commercial manufacturing and formulation process. To date we have treated approximately 500 subjects in our GnRH trials with elagolix. Elagolix has been generally safe and well tolerated with clinically meaningful reduction in endometriosis symptoms, such as dysmenorrhea, in most study participants. On the

GnRH partnering front, we continue in collaboration discussions with multiple pharmaceutical companies. We will not speculate on a timeline for the completion of this deal,” said Kevin Gorman, Ph.D., President and Chief Executive Officer of Neurocrine Biosciences. “Our goals for the GnRH program are to continue building value through our clinical trials and to secure the very best partner to fully develop this important asset. On the financial front, we continue to effectively manage our cash burn by prioritizing spending while advancing our pipeline.”
R & D Pipeline Update
Neurocrine’s clinical development group and corporate partners have five programs in clinical development and will report on R & D progress throughout 2008. Neurocrine scientists continue to supply Neurocrine’s pipeline to meet the Company-wide goal of bringing one new compound into development each year.
GnRH Antagonists for endometriosis
Elagolix in Three Phase II Clinical Trials for Endometriosis
Below is a summary of the current ongoing randomized placebo controlled Phase II trials for elagolix:

					Topline
Trial	Study Design	Endpoints	n	Status	Results
0603	Six-month treatment period with elagolix and DMPA active comparator plus additional long-term safety assessments post treatment	1. Impact of elagolix on bone mineral density using DXA scan 2. Dysmenorrhea and pelvic pain	252	Fully enrolled	Q3 08

0702	Placebo-controlled trial with 2 doses of optimized formulation tablet	Dysmenorrhea and pelvic pain assessed with modified endpoints	150	Enrolling	1H 09

0703	Placebo-controlled trial with 2 doses of elagolix and leuprolide depot comparator	Dysmenorrhea and pelvic pain assessed with modified endpoints	180	Initiated	1H 09
The Company completed enrollment in December 2007 of a Phase IIb study in which patients with endometriosis will be treated over a 6-month period. This multi-center, randomized, double-blind, study includes three treatment groups, with two doses of elagolix, 150 mg once a day and 75 mg twice daily, and an active comparator, Depo-Provera®. In addition to confirming the effect of elagolix on endometriosis symptoms, this study is designed primarily to assess the impact of longer term treatment on bone mineral density as measured by DXA scan at the conclusion of dosing and at 6-months and 12-months post-treatment. Topline results from the 6-month treatment period are expected in the third quarter of 2008. The study will continue after the treatment period for DXA scans and safety assessments. The 6-month results, together with data from the other Phase II studies, will be the basis for securing agreement on a registration plan with the FDA.
The Company is also currently conducting two additional randomized placebo controlled Phase II clinical trials. The clinical endpoints for both of these trials are a reduction in pelvic pain associated with endometriosis, utilizing a scale proposed by the FDA. The first Phase II trial will include our selected commercial formulation tablet in two doses, (150 mg and 250 mg); this trial is actively enrolling approximately 150 patients. The Company expects topline results from the first three months of treatment in early 2009. The second trial is a four arm comparator trial of two doses of elagolix, placebo or Leuprolide Depot. This trial is being conducted in Central and Eastern Europe. Topline data from this 3-month double-blind trial of approximately 180 patients should be available in the first half of 2009.
Neurocrine is also investigating the potential of certain GnRH antagonists in treating other hormone-dependent diseases in Men’s and Women’s Health.
Corticotropin Releasing Factor (CRF1) Receptor Antagonists for Anxiety/Depression and IBS
The CRF collaboration between Neurocrine and GSK has identified multiple unique high affinity and selective antagonists for the CRF1 receptor that are currently in clinical development for mood disorders and irritable bowel syndrome (IBS). There are currently three distinct CRF compounds in clinical development that have arisen out of the GSK collaboration. The first lead compound (876008) is in a Phase II “proof of concept” trial to evaluate its safety and efficacy in patients with IBS. Approximately 130 patients meeting established diagnostic criteria for IBS have been entered into this cross-over design trial. Standard assessments of safety, tolerability and pharmacokinetics will be conducted. The clinical endpoints reflect change in symptom frequency and severity via validated scales for IBS and the data should be available in the second half of 2008.
GSK is also advancing the second lead CRF1 receptor antagonist, 561679, into a Phase II major depression disorder study in the middle of this year.
GSK has also moved a third CRF1 compound, 586529, into a Phase I single dose escalating clinical trial.
Urocortin 2 for Congestive Heart Failure (CHF) Continues Preclinical Evaluation
Initiation of longer term (up to 72 hours in duration) Phase II clinical trials of urocortin 2 are awaiting additional preclinical data. The Company has identified a preclinical formulation that is currently undergoing safety and toxicology testing necessary for continuing the longer-term clinical studies. Neurocrine anticipates topline data from these preclinical studies late 2008 which will allow further Phase II clinical studies to progress.

Indiplon Update
The Company was scheduled to meet with the FDA for an end of review meeting following the December 12, 2007 approvable letter for indiplon capsules. The FDA requested a rescheduling of this meeting due to internal FDA scheduling conflicts. The end of review meeting has been rescheduled by the FDA to July 2008. The Company will provide an update of the results after the end of this review meeting.
Conference Call and Webcast Today at 5:00 PM Eastern Daylight Time
Neurocrine will hold a live conference call and webcast today at 5:00 p.m. Eastern Daylight Time (2:00 p.m. Pacific Daylight Time). Participants can access the live conference call by dialing 1-800-895-1715 (US) or 785-424-1059 (International) using the conference passcode 7NBIX1. The call can also be accessed via the webcast through the Company’s website at http://www.neurocrine.com
If you are unable to attend the Webcast and would like further information on this announcement please contact the Investor Relations Department at Neurocrine Biosciences at (858) 617-7600. A replay of the Conference Call will be available approximately one hour after the conclusion of the call by dialing 1-800-753-9146 (US) or 402-220-2705 (International) using the passcode 7NBIX1. The call will be archived for two weeks.
Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, irritable bowel syndrome (IBS), anxiety, depression, pain, diabetes, benign prostatic hyperplasia (BPH) and other neurological and endocrine related diseases and disorders. Indiplon was licensed from DOV Pharmaceuticals in 1998. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s GnRH program and R & D pipeline and Company overall. Specifically, the risks and uncertainties the Company faces with respect to the Company’s GnRH program include, but are not limited to, risk that the Company’s elagolix Phase II clinical trials will fail to demonstrate that elagolix is safe and effective; risk that elagolix will not proceed to later stage clinical trials; risk associated with the Company’s dependence on corporate collaborators for development, commercial manufacturing and marketing and sales activities. In addition, the Company faces risks and uncertainties with respect to the Company’s R & D pipeline including risk that the Company’s research stage GnRH receptor antagonists, urocortin 2, CRF1 receptor antagonist, will not proceed to later stage clinical trials.

Risks associated with the Company’s indiplon program include, but are not limited to risk that indiplon approval and subsequent commercialization may be indefinitely delayed or never accomplished. With respect to its pipeline overall, the Company faces risk that it will be unable to raise additional funding required to complete development of all of its product candidates; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2007. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.
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NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except for loss per share data)

	Three Months Ended
	March 31,
	2008	2007
	(unaudited)	(unaudited)
Revenues:
Sponsored research and development	$12	$86
License fees and milestones	1,730	—
Grant revenue	9	18

Total revenues	1,751	104

Operating expenses:
Research and development	14,227	19,061
General and administrative	8,286	8,317

Total operating expenses	22,513	27,378

Loss from operations	(20,762)	(27,274)

Other income and (expenses):
Interest income and other income	1,606	2,424
Interest expense	(1,921)	(870)

Total other income	(315)	1,554

Net loss	$(21,077)	$(25,720)

Net loss per common share:
Basic and Diluted	$(0.55)	$(0.68)

Shares used in the calculation of net loss per common share:
Basic and Diluted	38,330	37,908
NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)
Cash, cash equivalents and marketable securities	$149,745	$179,385
Other current assets	2,458	3,563

Total current assets	152,203	182,948

Property and equipment, net	80,672	82,598
Restricted cash	6,415	6,399
Other non-current assets	4,594	4,709

Total assets	$243,884	$276,654

Current liabilities	$17,972	$29,907
Long-term liabilities	127,246	128,050
Stockholders’ equity	98,666	118,697

Total liabilities and stockholders’ equity	$243,884	$276,654